SUBLEASE

THIS SUBLEASE ("Sublease") is made this 13th day of June 2006, by and between Maxspeed Corporation, a California Corporation ("Sublandlord"), and Southwall Technologies Inc., a Delaware Corporation ("Subtenant").

RECITALS

WHEREAS. Richard A. Cristina and Diane L. Cristina, Trustees of the Richard A. Cristina and Diane L. Cristina Trust dated December 20, 1995 (the "Landlord or Prime Landlord," and Sublandlord, as "Tenant," entered into a certain Lease, dated as of December 5, 2003 (the "Prime Lease"), for certain space containing 22,400 square feet of rentable area in the building commonly known as 3782-3788 Fabian Way, Palo Alto, California 94303 (the "Property" or "Subleased Premises"); and

WHEREAS, Subtenant desires to sublease from Sublandlord all of the Property, consisting of 22,400 square feet as shown on the attached Exhibit "A" (the "Subleased Premises"); and

WHEREAS, a true, correct and complete copy of the Prime Lease is attached to and made a part of this Sublease as Exhibit "B"; and

WHEREAS, Sublandlord has agreed to sublet the Premises to Subtenant, and Subtenant has agreed to sublet the same from Sublandlord, all upon the terms and subject to the conditions set forth in this Sublease.

TERMS

NOW, THEREFORE, in consideration of the rents in this Sublease provided and of the covenants and agreements in this Sublease contained, and intending to be legally bound hereby, Sublandlord and Subtenant hereby covenant and agree as follows:

1.            Capitalized Terms; Incorporation of Recitals. Each capitalized term used but not defined in this Sublease shall have the meaning ascribed to such term in the Prime Lease. The foregoing Recitals are incorporated by this reference in this Sublease as if fully set forth in this Sublease.

2.            Demise. Subject to all of the provisions of this Sublease. Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, all of the Subleased Premises.

3.            Term of Sublease. The term of this Sublease (the "Term") shall commence on June 16, 2006 the Term shall continue until 11:59 p.m. California time, on December 31, 2008. Under no circumstances shall the Term extend beyond the expiration, surrender or termination of the Prime Lease, whether the Prime Lease expires by its own terms, is terminated for Sublandlords's default, is terminated or surrendered by agreement of Prime Landlord and Sublandlord, or is terminated for any other reason. Subtenant shall be permitted to enter into and occupy the Sublease Premises immediately following the parties' execution of this Sublease and receipt of Prime Landlord's consent to this Sublease (the "Effective Date") in order to construct improvements to the Premises and, if Subtenant so desires, to occupy the Sublease Premises for the operation of its business. Such occupancy shall be subject to all provisions of this Sublease, except the obligation to pay rent, and shall not advance the termination date. During this early occupancy period, Subtenant may install such trade fixtures and equipment in the Premises as Sublandlord may approve in accordance with any and all related requirements in the Prime Lease.

4.            Rent.

a.    Subtenant covenants and agrees to pay minimum annual rent ("Base Rent") to Sublandlord, at 3200 Horizon Drive, King of Prussia, PA, 19406 Attn: Tom Rossman, Controller, or at such other place as may be designated by Sublandlord from time to time, without any demand, notice, set-off, abatement or deduction, commencing as of the Commencement Date, and continuing thereafter throughout the Term, at the annual rate of the following schedule.

Period of Time	Rent/SF/Month	Monthly Installment	Annual Rent
June 16, 2006 - November 30, 2006	$0.00	**
December 1, 2006 - May 31, 2007	$0.80	$17,920	$215,040
June 1, 2007 -May 31, 2008	$0.82	$18,368	$220,416
June 1, 2008 - December 31, 2008	$0.85	$19,040	$228.480

** Rent is abated through November 30, 2006

Subtenant's obligation to pay its minimum rent shall commence five (5) months following the commencement date of this Sublease. The Base Rent for each ensuing month during the Term being due and payable to Sublandlord not later than the first day (1st) day of each month commencing December 1, 2006. If the Commencement Date is other than on the first day of a calendar month, the Base Rent for such month shall be prorated.

5.            Incorporation of Terms of Prime Lease.

a.    All the terms, covenants and conditions of the Prime Lease are by this reference incorporated in this Sublease and made a part of this Sublease with the same force and effect as if fully set forth in this Sublease; provided, however, that for purposes of such incorporation, (i) the terms "lease" or "Lease" as used in the Prime Lease shall refer to this Sublease, (ii) the term "Landlord" as used in the Prime Lease shall refer to Sublandlord (except as otherwise set forth in this Sublease), (in) the term "Tenant" as used in the Prime Lease shall refer to Subtenant, and (iv) the term "Premises" as used in the Prime Lease shall refer to the Subleased Premises. In the event of any inconsistency between the provisions of this Sublease and the provisions of the Prime Lease, as incorporated in this Sublease, the provisions of this Sublease shall control.

b.    The following sections of the Prime Lease are not incorporated in this Sublease except to the extent that any provisions set forth in the Prime Lease are referred to in this Sublease: 1.3, 1.4, 1.7(a), (c) and (e), 1.10, 1.11, 10.1, 10.2, 10.3, 10.4, 51 and 52.

c.    The following sections of the Prime Lease, for purposes of their incorporation into this Sublease only, are hereby amended as follows: 3.3 (substitute "Effective Date" for "Commencement Date"), 7.2 (substitute "Landlord" for "Sublandlord") and 11 (substitute "Landlord" for "Sublandlord").

d.    The parties expressly agree that Subtenant shall have no responsibility for restoring any improvements or alterations made by Sublandlord to the Subleased Premises prior to the Effective Date.

6.	Subject to the Prime Lease.

a.    This Sublease is and shall be subject and subordinate in all respects to the Prime Lease and to all of its terms, covenants and conditions. Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees which is prohibited by the Prime Lease, or which would constitute a violation or default under the Prime Lease, and Subtenant shall indemnify Sublandlord and hold it harmless from and against any such act, omission, violation or default.

b.    In all provisions of the Prime Lease requiring the approval or consent of the "Landlord," Subtenant shall be required to obtain the approval or consent of both Prime Landlord and Sublandlord.

c.    Sublandlord shall not terminate the Prime Lease during the Term except in the exercise of a contractual right of termination in the instance of damage by fire or other casualty or partial or total taking, unless arrangements are made for Subtenant to occupy the Subleased Premises on economic terms comparable to those provided in this Sublease.

d.    Sublandlord shall comply with all of the terms and provisions of the Prime Lease in full force and effect during the Term: however, Sublandlord shall have no liability to Subtenant with respect to any failure on Sublandlord's part to comply with or to preserve the Prime Lease to the extent that any such failure shall be attributable to or shall result from any breach by Subtenant of this Sublease.

e.    Except as set forth in section 5 above, Subtenant shall comply with all terms and provisions of the Prime Lease in full force and effect during the Term and shall fulfill all obligations of the Tenant thereunder.

f.     If Sublandlord receives an abatement of rent as a result of a failure of performance by Prime Landlord under the Prime Lease, Subtenant shall be entitled to a similar abatement based upon the period covered by the abatement.

g.    This Section 6 shall survive the expiration of the Term or earlier termination of this Sublease.

7.	Sublandlord's Obligations.

a.    Sublandlord Responsibilities. (i) So long as Prime Landlord performs all of its obligations under the Prime Lease and this Sublease, Sublandlord shall have no obligation to perform any of the terms, covenant and conditions contained in the Prime Lease to be performed by the Prime Landlord, nor shall Sublandlord have any obligation to provide any or all of the services, utilities, insurance, work, alterations, repairs or maintenance to be provided by Prime Landlord under the Prime Lease; (ii) Sublandlord shall in no way be liable to Subtenant for any failure of Prime Landlord to provide such services, utilities, insurance, work, alterations, repairs or maintenance; (iii) Sublandlord shall fully perform all of its obligations under the Lease to the extent Subtenant has not agreed to perform such obligations under the Sublease. Sublandlord shall not terminate or take any action under the Lease that could give rise to the termination of the Lease, amend or waive any provisions under the Lease or make any elections, exercise any right or remedy or give any consent or approval under the Lease without, in each instance, Subtenant's prior written consent if any of the foregoing would materially adversely affect Subtenant's rights or obligations hereunder; and, (iv) Sublandlord hereby assigns to Subtenant all warranties given and indemnities made by Prime Landlord to Sublandlord under the Lease which would reduce Subtenant's obligations hereunder, and shall cooperate with Subtenant to enforce all such warranties and indemnities. However, if Prime Landlord fails to provide any services, utilities, insurance, work, alterations, repairs or maintenance required under the Prime Lease, Sublandlord shall upon the request of Subtenant, give Prime Landlord notice of such failure. Thereafter, Sublandlord shall reasonably cooperate with Subtenant in attempting to cause Prime Landlord to provide or perform such service or obligation, but Sublandlord shall have no further obligation to Subtenant in connection therewith. Any condition resulting from such default or delay by Prime Landlord shall not constitute an eviction, actual or constructive, of Subtenant. No such default or delay shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease or shall entitle Subtenant to terminate this Sublease or to any reduction in or abatement of the Base Rent, any Additional Rent, or any other charges provided for in the Prime Lease or this Sublease.

b.    Indemnity and Insurance.

i.     Subtenant shall protect, indemnify and save and hold Sublandlord harmless from and against all losses, costs, expenses, damages and liabilities (including, without limitation, reasonable counsel fees and disbursements) of every kind and nature whatsoever, incurred by Sublandlord by reason of or arising out of (i) any accident, death, injury or damage which shall happen in, on about or in connection with, the Subleased Premises or any part thereof, or any matter involving the condition, occupancy, maintenance, alteration, repair, use. or operation of the Subleased Premises or any part thereof, (ii) any act or failure to act by Subtenant to perform or observe any of the agreements, terms, covenants or conditions of the Prime Lease or this Sublease on Subtenant's part to be performed or observed or (iii) failure by Subtenant to vacate the Subleased Premises and surrender the Subleased Premises in the condition required under this Sublease on or before the expiration of the Term or earlier termination of this Sublease.

ii.    Sublandlord will indemnify, defend, protect, and hold Subtenant, its officers, directors, employees, and agents (collectively, the "Subtenant Indemnitees") harmless from and against any and all demands, actions or causes of action, assessments, judgments, damages, obligations, liabilities and claims (collectively, "Claims") of every type and nature whatsoever (including, without limitation, injury to or death of any person or persons, or damage to or loss of any property) and shall reimburse the Subtenant Indemnitees for any and all financial expenditures, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees, reasonable consultants' fees, expenses and court costs incurred in connection therewith and all reasonable costs and expenses of investigating and defending any claim or any order, directive, final judgment, compromise, settlement, fine, penalty, court costs or proceeding) in consequence of such Claims arising from or related to: (i) any inaccuracy in or breach by Sublandlord of any representation or warranty made by it herein: or (ii) any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Sublandlord, in connection with this transaction; or (iii) any contamination at, on, in, above or beneath the Sublease Premises during the term of the Lease and preceding the term of the Sublease; or (iv) any negligent acts or omissions, or willful misconduct, by Sublandlord, its employees or agents, which result in or cause harm or damage to any person or property, in, upon, or about the Sublease Premises; or (v) any event of default by Sublandlord under the Lease or this Sublease or the Prime Lease which causes damage or injury to the subtenant.

iii.   Both Subtenant and Sublandlord shall provide and maintain during the Term, with an insurance company acceptable to each other and Prime Landlord, all insurance required by Section 9 of the Prime Lease. Such insurance shall name each respective party and Prime Landlord as additional insureds and shall provide that it may not be canceled or amended except upon thirty (30) days' notice to each other and Prime Landlord. Each party shall furnish each other and Prime Landlord with certificates of insurance evidencing compliance with the foregoing insurance requirements.

c.    Each party hereby waives any and all rights of recovery against the other party directly or by way of subrogation or otherwise, and against the officers, partners, directors, employees, agents and representatives of the other party, due to the negligence of the other party or any such person for loss or damage to the property of the waiving party or any other loss or damage where such loss or damage was to be covered by the policies of insurance required under this Sublease if such insurance were maintained at the time of the loss or damage (whether or not such insurance is in effect) or to the extent such loss or damage is actually covered by any other insurance carried by the waiving party. Each party shall inform its respective insurance carrier of this waiver in the manner required with respect to policies issued by such carriers or otherwise arranged, to the extent necessary, so that the coverage afforded thereby is not adversely affected.

d.    This Section 7 shall survive the expiration of the Term or earlier termination of this Sublease.

8.            Notices.

a.     All notices, requests, demands, consents, approvals and other communications under this Sublease (each, a "Notice" and, collectively, ''Notices") shall be in writing and shall be effective only if given in the manner set forth in Section 23 of the Prime Lease. The address to which Notices are to be sent under Section 23 of the Prime Lease are as follows:

To Prime Landlord:	Richard A. Cristina and Diane L. Cristina. Trustees
Attn: Richard A. Cristina
625 Charles Street
San Jose. C A 95112
To Sublandlord,
prior to the
Commencement Date:	Maxspeed Corporation
Attn: Keith Schneck
CFO
3200 Horizon Drive
King of Prussia. PA 19406

To Sublandlord.
from and after the
Commencement Date:	Maxspeed Corporation
Attn: same as above

To Subtenant.	3975 East Bayshore Road
prior to the	Palo Alto. CA 94303
Commencement Date:	Southwall Technologies Inc.
Attn: Tom Hood.

To Subtenant.	At the Subleased Premises
from and after the
Rent Commencement Date:	Southwall Technologies Inc.
Attn: Tom Hood

Either party may inform the other in the manner provided for in Section 23 of the Prime Lease the giving of Notices of any change in address.

9.            Assignment and Subletting. Subtenant shall neither, voluntarily, by operation of law or otherwise, (i) assign, transfer or encumber this Sublease, (ii) suffer or permit to exist any assignment of this Sublease or any lien or charge upon Subtenant's right, title or interest in or to this Sublease nor (iii) sublet or permit the Subleased Premises or any part thereof to be used by any person or entity other than Subtenant and its employees without the prior consent in each instance of Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed. Subtenant hereby acknowledges and affirms the terms and conditions of Section 12 of the Prime Lease and the rights of Prime Landlord thereunder, and agrees that such terms and conditions, as amended to also require Sublandlord's prior consent in each instance in which the Prime Landlord's prior consent is required, shall govern any proposed (a) subletting of any part of the Subleased Premises, (b) assignment of this Sublease or (c) transfers of ownership interests in Subtenant.

10.           Condition of Subleased Premises. Sublandlord represents and warrants that the Premises shall (a) be in broom-clean condition with all building systems and components in good working order and condition as of the Commencement Date. During the Term, Subtenant shall have the use, at no cost to Subtenant, of the furniture and equipment identified on Exhibit C attached hereto.

11.           Sublandlord's Representations. Sublandlord represents: (a) that it has received no notice from Prime Landlord concerning (i) any default under the Prime Lease or (ii) any repairs or maintenance required in respect of the Subleased Premises: and (b) that it has no actual knowledge (i) of any default existing under the Prime Lease or (ii) of any condition existing on the Subleased Premises which would constitute a violation of Sublandlord's repair and maintenance obligations under the Prime Lease.

12.              Alterations. Subtenant shall not make any additions, alterations, changes or improvements to the Subleased Premises without the prior consent of Sublandlord and Prime Landlord.

13.          Brokers. Sublandlord and Subtenant each warrant and represent to the other that it had no dealing with any broker or finder concerning this or the subletting of the Subleased Premises to Subtenant except with GVA Smith Mack and Studley, Inc. Sublandlord has agreed to pay to GVA Smith Mack and to Studley, Inc. respectively a broker's fee in consideration of this Sublease transaction in an amount equal to three percent (3%) and six percent (6%), respectively, of the Base Rent payable during the term of this Sublease promptly following execution of this Sublease, the parties' receipt of Prime Landlord's written consent to this Sublease and the satisfaction of the condition set forth in Section 27 below. Each party agrees to indemnify and hold the other harmless from any and all liabilities and expenses, including, without limitation, reasonable attorneys, fees, arising out of claims against the other party by any other broker, consultant, finder or like agent claiming to have brought about this Sublease based upon the alleged acts of the indemnifying party. This Section 13 shall survive the expiration of the Term or earlier termination of this Sublease.

14.           Surrender of Subleased Premises. At the expiration of the Term or earlier termination of the Term, Subtenant shall quit and surrender the Subleased Premises broom clean, in as good condition as it was at the beginning of the Term, reasonable wear and tear, casualty and condemnation excepted, and shall, to the extent not inconsistent with any specific provision of this Sublease, comply with all terms and conditions of the Prime Lease regarding surrender of the Subleased Premises. Without limiting the generality of the foregoing, Subtenant shall on or before the expiration or termination of this Sublease, (i) remove all of Subtenant's personal property and repair any damage caused by such removal and (ii) remove all trash and broom sweep the Subleased Premises, if any personal property of Subtenant shall remain in the Subleased Premises after the termination of this Sublease, at the election of Sublandlord, (i) it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property or (ii) such property may be removed and disposed of by Sublandlord at the expense of Subtenant. Subtenant's obligations under this Section 14 shall survive the expiration of the Term or earlier termination of this Sublease. Notwithstanding the foregoing Section 14, if Subtenant leases the Subleased Premises from Prime Landlord following the expiration of this Sublease (as contemplated by Section 27 below), Subtenant shall not be obligated to quit and surrender the Subleased Premises at the expiration of this Sublease but may remain in the Subleased Premises and shall not have any obligation to restore the Subleased Premises at that time. Subtenant agrees that Sublandlord shall not be responsible for restoring or removing any improvements or alternations made by Subtenant to the Subleased Premises during the Term.

15.          No Waiver. The failure of Sublandlord to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Sublease, or to exercise any election or option contained in this Sublease, shall not be construed as a waiver or relinquishment, or the future or in any other instance, of such covenant, agreement, term, provision, condition, election or option.

16.          Holdover. If Subtenant shall unlawfully hold possession of the Subleased Premises after the end of the Term, then without limitation of Sublandlord's rights and remedies under this Sublease at law or in equity, Subtenant shall pay to Sublandlord the greater of (i) any amounts owed by Sublandlord to Prime Landlord as a result of Subtenant's holding over, or (ii) monthly holdover rent equal to One Hundred and Fifty (150) percent of the Base Rent and Additional Rent payable in the last month of the Term.

17.          Default. If Subtenant is in default of this Sublease and such default continues for a period in excess of the period of grace, if any, expressly set forth in the Prime Lease, the Sublandlord shall be entitled to exercise any and all remedies available to a landlord generally under California law, including those remedies set forth in the Prime Lease. In the event of a material default in any material term of this Sublease by Sublandlord, Subtenant shall provide Sublandlord with written notice of such default. In the event that Sublandlord does not cure, or commence in good faith to cure, such default within ninety (90) days after receipt of written notice by Sublandlord, then Subtenant shall, in addition to all rights it may have in law or in equity, shall have the right to terminate this Sublease upon written notice to Landlord and Subtenant shall be relieved from all future liabilities and obligations under this Sublease. For purposes of this provision, "material terms" shall he limited to sections 11 and 12 hereunder.

18.              Security Deposit. Subtenant shall tender to Sublandlord a security deposit equal to the second and last month's rent ($36,960.00) and prepay Sublandlord its first month's rent ($17,920.00) upon the parties' execution of a sublease and receipt of Prime Landlord's consent to such sublease.

19.          Prime Landlord's Consent. As a condition precedent to Subtenant's obligations hereunder, Sublandlord shall obtain Prime Landlord's consent to this Sublease. Sublandlord shall not be required to (i) take any act which would authorize or permit Prime Landlord to terminate the Prime Lease or (ii) make any payment to Prime Landlord or (iii) commence any litigation in order to obtain Prime Landlord's consent, and Sublandlord shall incur no liability if Sublandlord does not obtain Prime Landlord's consent; provided, however, if Sublandlord does not obtain Prime Landlord's consent within forty-five (45) days after receipt by Sublandlord's legal counsel of an executed counterpart of this Sublease signed by Subtenant, this Sublease shall at the discretion of Subtenant be null, any and all such executed counterparts of the Sublease, together with the Security Deposit and first monthly installment of Base Rent, shall be promptly returned to Subtenant, whereupon neither party hereto shall have any further obligation to the other under this Sublease except for such obligations that expressly survive termination of this Sublease.

20.          Limitation of Liability. As used in this Sublease, the term "Sublandlord" shall refer only to the owner from time to time of the Tenant's interest in the Prime Lease so that if Sublandlord shall assign its interest in the Prime Lease, then the assignor shall be entirely freed from all obligations, covenants and duties under this Sublease thereafter accruing, provided that the assignee assumes the liability of Sublandlord for all such obligations, covenants and duties under this Sublease thereafter accruing.

21.          Sublandlord Consent or Approval. Whenever under any provision of this Sublease (including any provision of the Prime Lease incorporated in this Sublease by reference) Sublandlord's consent or approval is required or referred to, Sublandlord may grant or deny such consent or approval arbitrarily, except in those instances in which, pursuant to law or pursuant to a provision of this Sublease. Sublandlord is required not to unreasonably withhold its consent or approval. Sublandlord shall not be deemed to have unreasonably withheld its consent if Sublandlord is required to obtain the consent of Prime Landlord and Prime Landlord does not give such consent.

22.          Sublandlord Right to Cure. If Subtenant shall at any time fail to perform any of its obligations under this Sublease, Sublandlord may, but shall not be obligated to, cure such failure for the account of and at the expense of Subtenant, and the amount of any costs, payments or expenses incurred by Sublandlord in connection with such cure (including reasonable counsel fees) shall be deemed additional rent and payable by Subtenant on demand under this Sublease.

23.          Estoppel Certificates. Each party agrees to periodically furnish, within five (5) business days of request by the other party, a certificate signed by the other party certifying (to the extent same is true); (a) this Sublease is in full force and effect and unmodified; (b) the Term has commenced and the full rent is then accruing under this Sublease; (c) Subtenant has accepted possession of the Subleased Premises and that any improvements required by the terms of this Sublease to be made by Sublandlord or Prime Landlord have been completed to the satisfaction of Subtenant; (d) the date to which rent has been paid; (e) no rent has been paid more than thirty (30) days in advance of its due date; (f) the address for Notices to be sent to the certifying party is as set forth in this Sublease (or has been changed by Notice duly given and is as set forth in the certificate); (g) to the knowledge of the certifying party, the other party is not then in default under this Sublease; and (h) such other factual matters as may be requested by such party.

24.          Authority. Each party represents and warrants to the other party: (a) the execution, delivery and performance of this Sublease have been duly approved by such party, and that no further corporate company action is required on the part of Subtenant and no further corporate action is required on the part of Sublandlord to execute, deliver and perform this Sublease: (b) the person(s) executing this Sublease on behalf of such party have all requisite authority to execute and deliver this Sublease: and (c) this Sublease, as executed and delivered by such person(s), is valid, legal and binding on such party, and is enforceable against such party in accordance with its terms, all subject to receipt of Sublandlord's consent to this Sublease.

25.          Authorization to Direct Sublease Payments. Subtenant shall have the right to pay all rent and other sums owing by Subtenant to Sublandlord hereunder for those items which also are owed by Sublandlord to Landlord under the Lease directly to Landlord if Subtenant reasonably believes that Sublandlord has failed to make any payment required to be made by Sublandlord to Landlord under the Lease and Sublandlord fails to provide adequate proof of payment within five (5) business days after Subtenant's written demand requesting such proof. Any sums paid directly by Subtenant to Landlord in accordance with this paragraph shall be credited toward the amounts payable by Subtenant to Sublandlord under the Sublease. In the event Subtenant tenders payment directly to Landlord in accordance with this paragraph and Landlord refuses to accept such payment, Subtenant shall have the right to deposit such funds in an account with a national bank for the benefit of Landlord and Sublandlord, and the deposit of said funds in such account shall discharge Subtenant's obligation under Sublease to make the payment in question.

26.          Quiet Enjoyment. So long as Subtenant has met its requirements under this agreement. Sublandlord shall protect Subtenant in its quiet enjoyment of the premises. In the event that Sublandlord defaults in the performance or observance of any of Sublandlord's remaining obligations under the Lease or fails to perform Sublandlord's stated obligations under the Sublease, then Subtenant shall give Sublandlord notice specifying in what manner Sublandlord has defaulted, and if such default shall not be cured by Sublandlord within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that Sublandlord commences to cure such default within such thirty (30) day period and proceeds diligently thereafter to effect such cure as quickly as possible), then Subtenant shall be entitled to cure such default and promptly collect from Sublandlord Subtenant's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees). Subtenant shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Lease or with any applicable governmental law, regulation or order.

27.          Execution of Lease Amendment with Prime Landlord. Subtenant leases that portion of the Building not leased by Sublandlord from Prime Landlord. This Sublease is conditioned upon Subtenant's execution of a lease amendment pursuant to which Subtenant shall extend the term of its lease with Prime Landlord and lease the Subleased Premises from Prime Landlord after the expiration of this Sublease. The condition set forth in this Section 27 shall be deemed to be satisfied on or before June 21, 2006 unless Subtenant provides written notice to Sublandlord on or before June 21, 2006 that it has not been satisfied.

28.          Miscellaneous.

a.        This Sublease: (i) contains the entire agreement of the parties with respect to the subject matter which it covers; (ii) supersedes all prior or other negotiations, representations, understandings and agreements of, by or between the parties, which shall be deemed fully merged in this Sublease; (iii) shall be construed and governed by the laws of the State of California; and (iv) may not be changed or terminated orally.

b.    This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. Any signature required for the execution of this Sublease may be in the form of either an original signature or a facsimile transmission bearing the signature of any party to this Sublease. No objection shall be raised as to the authenticity of any signature due solely to the fact that said signature was transmitted via facsimile.

c.     The captions in this Sublease are inserted only as a matter of convenience and for reference and in no way define, limit, construe or describe the scope of this Sublease or the meaning or intent of any provision of this Sublease.

d.    This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

e.    Any action brought to enforce or interpret this Sublease shall be brought in the court of appropriate jurisdiction in the State of California. Should any provision of this Sublease require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms of this Sublease shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of this Sublease and that legal counsel was consulted by each responsible party before the execution of this Sublease.

f.     No waiver of any provision of this Sublease shall be effective unless set forth in a writing executed by the party against which enforcement is sought.

g.    If any provision of this Sublease is declared invalid or unenforceable, the remainder of the Sublease shall continue in full force and effect.

h.    By its execution, delivery and performance of this Sublease. Sublandlord has not, and shall not be deemed to have, in any way or for any purpose, become a partner of Subtenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Subtenant.

i.      Time is of the essence of every provision of this Sublease.

j.     SUBLANDLORD AND SUBTENANT KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER ARISING OUT OF OR CONNECTED WITH THE SUBLEASE, SUBTENANT'S USE OR OCCUPANCY OF THE SUBLEASED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE.

k.     There are no third party beneficiaries of this Sublease, either express or implied.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties hereto have duly executed this Sublease the day and year first above written.

SUBLANDLORD

WITNESS:

		By:	/s/ Keith Schneck
Name:			Name: Keith Schneck
Title:			Title: CFO

SUBTENANT:

WITNESS:		SOUTHWALL TECHNOLOGIES

/s/ Sylvia Kamenski		By:	/s/ [Illegible]
Name:	Sylvia Kamenski		Name: [Illegible]
Title:	VP of Finance		Title: [Illegible]

PRIME LANDLORD'S CONSENT TO SUBLEASE:

The undersigned "Prime Landlord", Landlord under the Prime Lease, consents to the Sublease without waiver of any restriction in the Prime Lease concerning further assignment or subletting. By consenting to this Sublease, Prime Landlord is not consenting to the modification or revision of any terms or provisions of the Prime Lease. This Sublease shall not, in any way, affect the Prime Landlord's rights and obligations under the Prime Lease.

Dated:	6/24/06	/s/ Richard A. Cristina
Richard A. Cristina, Trustee

Dated:	6/24/06	/s/ Diane L. Cristina
Diane L. Cristina, Trustee

EXHIBIT "A"

SUBLEASED PREMISES

EXHIBIT "B"

COPY OF PRIME LEASE